Exhibit T3A.2

EMECO HOLDINGS LIMITED

Ground Floor

10 Ord Street

WEST PERTH WA 6005

Certificate of the Registration of a Company

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

OCEME HOLDINGS PTY LIMITED

Australian Company Number 112 188 815

is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.

On the fourteenth day of December 2004 the company was registered as a proprietary company.

On the twenty-first day of January 2005 the company changed its name to EMECO HOLDINGS PTY LIMITED

On the fifth day of June 2006 the company converted to a public company and the name changed to EMECO HOLDINGS LIMITED

The company is limited by shares.

The day of commencement of registration is the fourteenth day of December 2004.

Issued by the
Australian Securities and Investments Commission on this twenty-seventh day of September, 2006.

A delegate of the Australian Securities and Investments Commission